Exhibit 4.1



                        AUTOMATIC DATA PROCESSING, INC.

                     EMPLOYEES' SAVING - STOCK OPTION PLAN


    The following are the terms and restrictions of the Employees' Saving - Stock Option Plan ("the Plan"), as adopted by the Board of Directors of Automatic Data Processing, Inc. (the "Company") on January 29, 1996, for the French-based employees of the Company and its subsidiaries:

    1.The Plan is granted for a period commencing January 1, 1996 and ending January 31, 1998 (the "Stock Option Period") to all employees of the Company's French subsidiaries having concluded an indefinite-term employment contract as of October 31, 1995. No employee shall be granted an option under this Plan if such employee, immediately after the option is granted, owns stock in the Company possessing 5% or more of the total combined voting power or value of all classes of stock of the Company. Persons eligible to participate in the Plan pursuant to this Section 1 are hereinafter called "Eligible Employees".

    2.The maximum number of shares of Common Stock of the Company that may be issued and sold to all employees of the Company and its subsidiaries in France and outside of France under the Plan and comparable plans is 10,513,012. For each Eligible Employee, the maximum number of stock options he may elect to receive is limited to the nearest whole number of stock options determined by dividing (a) an amount equal to 10% of his gross annual base salary in effect on October 31, 1995 (bonuses and benefits in kind excluded), by (b) the price per share provided in Section 3 below, up to a maximum of 698 options.

    3.The price at which the Eligible Employees may exercise their options to acquire shares of the Company is irrevocably fixed for all the duration of the Plan to $30.39 per share, corresponding to FRF 148.53 per share, using an exchange rate of FRF 4.8876 for $1.

    4.The shares that the Eligible Employees may decide to acquire by exercising their options will be paid by monthly deductions from their salaries over a 23 calendar-month period commencing February 1, 1996 and ending December 31, 1997. Such deductions will correspond to FRF 6.46 per option and will bear interest at a rate linked with that of the French monetary rate. The funds
collected  from  the  Eligible  Employees   will  be  managed  by  a  financial
institution.

    5.The Eligible Employees shall be entitled to exercise their stock options by written notice of exercise delivered to the ADP French subsidiary which employs them, from January 15 to January 31, 1998.

    6.The Eligible Employees who have elected to benefit from stock options may withdraw from the Plan and cancel their election with respect to any or all of such stock options by written notice of cancellation delivered to the ADP French subsidiary which employs them, at any time during the Stock Option Period. If an Eligible Employee cancels his election as to part of the stock options, he shall continue to make the required installment payments with respect to the stock options which he has not cancelled.

    An Eligible Employee's rights with respect to the stock options which he has cancelled shall be to receive in cash, within 15 business days following the end of the calendar month during which he has delivered the notice of cancellation, the amount credited to his account with respect to such stock options, which amount will include any interest to which he may be entitled.

    7.In order to minimize the exchange risks pertaining to the respective fluctuation of the French franc and the US dollar during the 23 calendar-month period referred to in Section 4 above, the following method will be applied if the Eligible Employees exercise their options to acquire shares of the Company:

    -if, at the expiration  of  the  23 calendar-month period, i.e. on December
     31, 1997, the exchange rate between the French franc and the US $ is the same as the rate used to calculate the FRF equivalent of the price for the shares, i.e. FRF 4.8876 for US dollar 1 (the "Reference Rate"), there will be no adjustment;

    -if on the same date, the French franc is higher, the Eligible Employees will be reimbursed for the difference between the Reference Rate and the rate in effect on December 31, 1997;

    -if, on the same date, the French franc is lower, the Eligible Employees will have the option either:

     * to make an additional payment covering the difference between the rate in effect on December 31, 1997 and the Reference Rate in order to exercise all their stock options; or

     * to exercise their stock options for a lower number of shares, corresponding to the US dollar equivalent of the FRF amounts credited to their accounts.

    8.In the event of a stock dividend or a subdivision or combination of the shares of capital stock of the Company, the maximum number of shares which may thereafter be issued and sold under the Plan will be proportionately increased or decreased, the terms relating to the price at which options to acquire shares may be exercised will be appropriately adjusted, and such other action will be taken as in the opinion of the Board of Directors of the Company will be appropriate under the circumstances. In case of reclassification or other change in the shares of capital stock of the Company, the Board of Directors of the Company will make appropriate adjustments.

    In the event that the Company is merged into another corporation, the Board of Directors of the surviving or acquiring corporation may, but shall not be required to, make such modification as is permissible and appropriate.

    9.No option granted under the offering made pursuant to this Plan shall be transferrable by an Eligible Employee, and an Eligible Employee's rights under this offering shall be exercisable, during his lifetime, only by him.

    10.Subject to the foregoing terms and restrictions, rules and regulations and other matters relating to the Plan may be prescribed by the Board of Directors of the Company.

    11.If, prior to January 1, 1998, an Eligible Employee having elected to receive stock options dies, resigns, is dismissed, or if he transfers to a company other than the Company or a subsidiary thereof, or if the company by which he is employed ceases to be a subsidiary of the Company, his rights under the Plan shall thereupon be deemed to be cancelled. In such case, the rights of the Eligible Employee (or of his estate) shall be to receive in cash, within 15 business days following the end of the calendar month during which his rights under the Plan shall be deemed to be cancelled pursuant to this
Section 11, the amount credited to his account, which amount shall include any interest to which he may be entitled.

    12.An Eligible Employee who has been granted a leave of absence by the Company's French subsidiary employing him for any reason may suspend payments referred to in Section 4 above, or make payments in cash, for a period not to exceed three months or, if such leave of absence is due to medical reasons, nine months, following the date of the commencement of such leave of absence. After such period, if the leave of absence continues, the Eligible Employee shall be given the option of (a) receiving a cash refund of the amount credited to his account within 15 business days following the end of the calendar month during which the three-month (or nine-month) period has expired, which amount shall include any interest to which he may be entitled, or (b) exercising the option for such number of shares as such amount will permit, and receiving the balance, if any, of such amount in cash.

    13.An Eligible Employee who has retired will be permitted to continue payments for a period not exceeding three months after retirement and if, at the expiration of such period, payments have not been completed in accordance with Section 4 above, either of the options described in Section 12 above may be exercised with respect to the balance in his account.